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                                                                   EXHIBIT 10.14


                           CASTLE & COOKE HOMES, INC.
                            EXECUTIVE INCENTIVE PLAN
                            ------------------------


This Castle & Cooke Homes, Inc. incentive plan is intended to better match performance, short term and long term, and allow management to tie incentive compensation to specific goals and objectives.

The Castle & Cooke Homes, Inc. plan is divided into three sections as follows:

     1.  Incentive Plan Objectives

     2.  Senior Operating Managers

     3.  Executive Incentive Plan


OBJECTIVES

The primary objective of the incentive plan is to better relate individual performance to individual compensation. Six specific objectives of this incentive compensation plan are as follows:

     1. Better relate individual performance to individual compensation.

     2. Expand the boundaries of the current program to better reward superior performance and allow for management discretion in rewarding special achievement.

     3. Acknowledge differing business objectives between staff and operating positions and reflect those differences in individualized incentive reward systems.

     4. Directly relate the individual goal setting process to individual accountability for results and resultant incentive compensation.

     5. Reflect differing objectives and business needs by group.

     6. Incorporate a long-term business component in the program.

Separate programs of the incentive plan are needed to differentiate between senior operating positions and other operating and staff/support functions. The next two sections outline those programs.

The eligibility requirements are as follows:

     1.  Key management personnel who have significant impact.

     2.  Salary Grade 15 and above.

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     3.  Work at least three periods during year.

     4.  Full-time active employee on payment date.


SENIOR OPERATING MANAGERS INCENTIVE PLAN

The line/operating managers plan is focused on bottom line performance at the level of the individual's responsibilities. This is most heavily weighted towards short term financial goals but also includes strategic objectives aimed at longer term business development. The three key factors emphasized in this plan to determine individual incentive awards are: individual achievement of goals, management discretion, and division performance (e.g., Castle & Cooke Homes - Hawaii or Castle & Cooke Homes - Mainland in total).

Participation
- -------------

Eligibility will consist of only the top operating managers designated by the Presidents (Hawaii and Mainland) of Castle & Cooke Homes, Inc. In future years eligibility may be extended to other key operating managers with major profit/loss or cost responsibility.

Plan Overview
- -------------

The plan is customized to recognize the specific role and basic objectives of each position. The plan, and more specifically the measures, are determined at the beginning of the period for each position by the President with input of each individual in the plan and approval of the Chairman. The plan would include specific quantifiable budget targets as well as other objectives which are crucial to the long-term strength of the business.

     1. Through the budget process, financial targets are established. Those would differ somewhat by position. The major measurement would be EBIT, but in certain cases the focus would be on other quantitative measurements (such as project costs, product delivery timing, etc.). Next, a quantitative target (e.g., EBIT of $12.3 M) is determined for each measure. This would be based on the approved budgets of the group or project.

     2. To adequately focus the individual on actions which may not have an impact on current period financial measures but are crucial to the long term health of the project/group/division, additional goals or objectives which are more qualitative are established. These are a function of the strategic objectives established for the Division as a whole and each Business Group through the budget process. (Note: If financial performance fell below 75% of the objective/budget, any incentive rewards for attaining those qualitative objectives would be discretionary.)

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     3. Next, by position, those financial and strategic goals are individually weighted depending on the focus of the employee's position and overall importance of the goal to the Division and Business Group's success. For example, a Project Manager will have a higher weight assigned to a financial goal (i.e., project EBIT goal - 90% versus strategic goals - 10%) than might a Group head who is also responsible for the overall strategic management of the Business Group (i.e., division EBIT - 75% versus strategic goals - 25%). In all instances, the emphasis or majority weighting would be on financial rather than strategic objectives.

     4. Target incentive compensation levels by positions are determined by grade. Within each Business Group, key managers are assigned an Unadjusted Potential Incentive percent of base salary based on their level of responsibility and impact on Business Group performance. This percent corresponds to assigned salary grades as shown below:

                                                  Unadjusted
                    Salary Grade                Potential Incentive
                    ------------                -------------------
                    E-20 to E-17                      40%
                    E-23 to E-21                      35%
                    E-26 to E-24                      30%
                    E-29 to E-27                      25%
                    E-30                              20%
                    15 to 17                          15%

          The unadjusted potential incentive multiplied by annual salary equals Individual Guideline Incentive. Each individual guideline incentive is then adjusted based on the division performance adjustment shown in 5.b. below, to establish an Adjusted Guideline Incentive.

          Meeting financial and other objectives would position the individual to earn 100% of their target level compensation. For exceptional performance for this small group, there would be a cap at a doubling of salary.

     5. This program takes into consideration the overall profitability of the division as well as the need for groups and individuals to work together as a team.

          a. If either division (C&C Homes - Hawaii or C&C Homes - Mainland) is unprofitable as a whole, all payments would be suspended for that division.

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          b. Payments would be adjusted by each division's performance in total.

                Division
               Actual/Budget                    Adjustments
               -------------                    -----------
                     80%                         - 15%
                     100%                          -0-
                     120%                        + 10%

          The emphasis is on encouraging superior performance through exceptional incentives. The plan has been constructed and objectives/incentives payments will be developed to ensure incentives are a fraction of the benefits to the Company and its shareholders.

     6.   Management discretion is the final incentive determinant.  There is
          ---------------------
          implicit management discretion in determining the degree to which certain goals are achieved (i.e., those goals not entirely objectively quantifiable). In addition, this final management discretion factor allows top management to increase or decrease Adjusted Guideline Incentive payments by up to + 20% in order to account for unusual performance factors or business conditions not addressed in the incentive system itself. Individual Guideline Incentive multiplied by the management discretion factor equals the actual recommended incentive payment.

          The Chairman may adjust more or less than the 20% guideline. A discretionary adjustment by the Chairman shall not be construed to be a pattern or waiver of the usual rule.

At bonus review time, the Chairman will be presented with an Incentive Data Sheet. The Incentive Data Sheet will indicate the specific business group (i.e., Residential Projects - Hawaii or Residential Projects - Mainland), the key individual and operating group goals and results, and the manager recommending the incentive payment.


EXECUTIVE INCENTIVE PLAN

This plan is designed to incorporate a formal objective setting and monitoring process into the program itself. This will permit a more direct link between the two and reinforce the adherence to previously determined objectives.

Incentive Pool
- --------------

Each key manager is assigned an unadjusted potential incentive percent of base salary based on his or her level of responsibility and impact on overall performance. This percent corresponds to assigned salary grades as shown below:

                                       4
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
                                                     Unadjusted
                    Salary Grade                Potential Incentive
                    ------------                -------------------
                    E-20 to E-17                       40%
                    E-23 to E-21                       35%
                    E-26 to E-24                       30%
                    E-29 to E-27                       25%
                    E-30                               20%
                    15 to 17                           15%

Each individual guideline incentive is adjusted based on performance, resulting in an Adjusted Guideline Incentive as shown below. Threshold C&C Homes - Hawaii or C&C Homes - Mainland performance is 75% of EBIT budget and is capped at 150%. The sum of all Adjusted Guideline Incentives is the total incentive pool for the plan. See example below. While individual payments may be higher or lower than the Adjusted Guideline Incentive (as discussed in detail below), the total of all incentive payments should not exceed the total Guideline Incentive Pool.

                           Castle & Cooke Homes, Inc.
                           --------------------------

           Unadjusted                                        Adjusted
           Potential        Annual        Performance        Guideline
Employee   Incentive    X   Salary    X    Adjustment        Incentive
- --------   ----------       ------        -----------        ---------

   A         15%            $50,000           110%            $ 8,250
   B         20%             60,000              "             13,200
   C         20%             65,000              "             14,300
   D         30%             80,000              "             26,400
                                                              -------
     Total Guideline Incentive Pool                           $62,150

Incentive Awards to Individuals
- ----------------------------------

At the beginning of the year objectives for each individual are established through an interactive process between the employee and senior management. These goals will be specific and measurable and will relate to the key objectives established by top management. Goals will be reviewed semi-annually and will be revised as necessary to account for more short-term or time sensitive objectives.

Once an Adjusted Guideline Incentive is established for each participant, the recommended individual incentive award is determined based on both performance against objectives and top management input as follows:

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          a.  Performance Against Objectives
              ------------------------------

               75% of the individual recommended incentive award is based on level of achievement on established goals and objectives. Attainment of these goals is considered standard performance and qualifies an individual for up to 100% of his or her target incentive. Exceptional performance relative to these goals could allow for up to 150% of an individual's unadjusted potential incentive, subject to the total amount available in the Guideline Incentive Pool. For example, a person who had a 15% potential incentive and had achieved all his or her goals, could receive a 15% incentive for 75% of his or her individual recommended incentive award. A person who had a 15% potential incentive and exceptional performance could receive 16.9% incentive (15% x 150% x 75%).

          b.   Top Management Input
               --------------------

               The remaining 25% of the individual recommended incentive award is discretionary based on top management's view of performance on factors such as team orientation, support toward others in the organization and other criteria not specifically evaluated in the individual's key objectives. For example, a person with a 15% target and 100% performance could receive a 3.75% target incentive for 25% of his or her individual recommended incentive award (15% x 100% x 25%).

The final recommended incentive for each plan participant is the total of the awards for (a) performance against objectives and (b) top management input. In the situation above, the individual would receive a 20.65% award, subject to the pool. Adjustments would be made to individual incentives if the total individual recommendations exceeds the Guideline Incentive Pool.

Approvals of Proposed Incentive Awards
- --------------------------------------

At bonus review time, the Chairman will be presented with an Incentive Data Sheet and addenda for the plan. The Incentive Data Sheet will indicate the key individual and operating group goals and results, recommended individual incentives and the total incentive pool and the names of managers recommending the incentive payments.

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